Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Company -- (616) 945-2491
or
Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Announces Cost-Containment Measures
Company suspends dividend, trims operating expenses to improve profitability in 2001

HASTINGS, Mich. -- February 22, 2001 -- Hastings Manufacturing Company (AMEX: HMF)
today announced that it has instituted a series of cost-containment measures in an effort to trim $1 million in operating expenses and improve its profitability.

The Hastings, Mich.-based manufacturer of piston rings and other automotive products said that its board of directors has voted to suspend indefinitely its regular quarterly cash dividend of $0.05 per share in light of soft market conditions and a slowdown in sales of its core automotive products. Hastings last issued the quarterly cash dividend in December 2000. In other efforts to contain costs, the Company also announced that it has eliminated approximately 11 percent of its salaried workforce and laid off approximately 11 percent of its hourly workforce. The board noted slower sales in the second half of 2000, combined with increased healthcare and legal expenses, as reasons for the decisions.

Hastings also reported that it expects to post a net loss of between $0.60 per share and $0.65 per share for the year ended December 31, 2000. For the first nine months of 2000, Hastings reported net income of $536,693, or $0.72 per share, on net sales of $26.5 million.

"The board and senior management are addressing the slowdown in sales with several initiatives aimed at increasing revenues and productivity, while reducing costs and generating cash flow," said Andrew F. Johnson, co-chief executive officer of Hastings Manufacturing. "We are aggressively implementing these efforts, which unfortunately include layoffs at this time. Moving forward, we will be working to manage costs and increase sales in order to improve profitability and ensure our long-term growth prospects."

The Company said it continues to invest in sales and marketing programs aimed at broadening its distribution and expanding the mix of products it sells to customers in the automotive aftermarket. Hastings is working to create another alliance, similar to its Canadian marketing and distribution relationships, to distribute related engine components to the domestic aftermarket.

"As with other automotive suppliers, we are already feeling the effects of the downturn in the automotive market," Johnson said. "We look to all of our employees to pinpoint ways to reduce costs and eliminate waste throughout the Company."

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HASTINGS MANUFACTURING / page 2

Hastings Manufacturing Company serves the automotive parts market with piston rings, mechanics' specialty tools and additives for engines, transmissions and fuel systems. The piston rings and mechanics' specialty tools, available under the " HASTINGS" brand name, are marketed primarily through independent warehouse distributors, retailers, and on a limited basis, direct to original equipment manufacturers. The additives products available under the "CASITE™" brand name are marketed through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers into the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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